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                                                                   EXHIBIT 10.14



                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, is made and entered into this 1st day of July, 1997, by and between Fresenius Medical Care - North America ("FMC") or the ("EMPLOYER"), with principal offices located at 95 Hayden Avenue, Lexington, MA 02173 and Jerry A. Schneider ("EMPLOYEE") currently residing at 3434 Habersham Road, Atlanta, GA 30305.

WITNESSETH:

WHEREAS, FMC desires to employ EMPLOYEE as Chief Financial Officer of Fresenius Medical Care - North America ("FMC"), and

WHEREAS, the parties hereto desire to express the terms and conditions of such employment.

NOW THEREFORE, it is understood and agreed to between the parties as follows:

1. EMPLOYMENT. FMC hereby employs EMPLOYEE as its Chief Financial Officer, and EMPLOYEE hereby accepts the employment upon the terms and conditions of this Agreement.

2. TERM. The term of this Agreement shall commence as of the date EMPLOYEE begins employment at FMC's Lexington, Massachusetts headquarters but no later than August 18, 1997 and shall continue until the second anniversary of said date, unless earlier terminated prior thereto in accordance with the provisions hereinafter stated.

3.   DUTIES AND RESPONSIBILITIES.

     (a) EMPLOYEE shall serve full-time as FMC's Chief Financial Officer and will be responsible for all financial functions, including debt management and bank relationships, all corporate information services and investor relations. EMPLOYEE shall report directly to the Chief Executive Officer of FMC and shall also report to the Chief Financial Officer of Fresenius AG on debt management and investor relations issues. EMPLOYEE shall to the best of his ability and experience competently, loyally, diligently and conscientiously perform all of the duties and obligations expressly or implicitly required under this Agreement. EMPLOYEE further agrees that he will not in conducting business in the interest of the EMPLOYER engage in, or knowingly permit others under his control to carry on, or induce others to engage in any practice or commit acts in violation of any federal, state or local law or ordinance.

     b) EMPLOYEE will be permitted to provide required services to his former employer, Grancare, until December 31, 1998 provided said services do not materially interfere with his duties and responsibilities as set forth in
     Section 3(a) above.

4.   COMPENSATION AND BENEFITS.

     a) BASE SALARY. EMPLOYER shall pay EMPLOYEE for all services rendered a base salary of $325,000 per year, (the "Base Salary"), payable in accordance with FMC's payroll procedures, subject to customary withholding and employment taxes.

     b) INCENTIVE COMPENSATION. During EMPLOYEE'S employment with FMC, EMPLOYEE shall be entitled to participate in FMC's Management Bonus Plan ("MBP") and such other incentive compensation plans as are now available or may become available to other similarly positioned officers of FMC. For executives, the target level bonus is forty percent (40%) and the maximum bonus is one hundred percent (100%) of base salary, pro-rated for the date employment commences. Funding for the plan is based upon attainment of specific financial objectives.



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     For 1997, EMPLOYEE will have special payment options for incentive compensation and may elect, within thirty (30) days of the commencement of employment either,

          i) To receive a guaranteed payment of $100,000 when executive payments are made in 1998, or

          ii) To fully participate in the MBP, without pro-ration, for 1997 and receive payment in 1998 based upon actual funding of the MBP.

     Written notice of this election must be sent to Human Resources within thirty (30) days of commencement of employment.

     c) SIGNING BONUS. Provided he begins employment no later than August 18, 1997, within thirty (30) days of the commencement of EMPLOYEE'S employment he will receive a signing bonus of $75,000 net of applicable taxes and withholdings,

     d) STOCK PLAN. EMPLOYEE shall be entitled to participate in the Fresenius Medical Care AG 1996 Stock Incentive Plan (the "Stock Plan"), subject to IRS approval of the Stock Plan. EMPLOYEE shall be recommended to receive options to purchase 125,000 American Depository shares representing Preference Shares constituting a three-year grant under that non-qualified stock plan for employees of Fresenius' United States subsidiaries.

     e) BENEFIT PROGRAMS. EMPLOYEE shall be eligible to participate in the Fresenius USA group employee benefits program as now established or which subsequently becomes available.

5. Relocation. EMPLOYEE will relocate from Atlanta to the Lexington area promptly upon commencement of employment. Relocation will be covered under existing FMC policy and will include all costs of sale of his existing residence and purchase of a new residence, all costs for packing, moving and unpacking of household goods, househunting trips for EMPLOYEE and his wife, travel to and from Atlanta during any transition period, and other miscellaneous relocation costs. In addition, FMC will guarantee to reimburse EMPLOYEE for any difference between the sale price of his Atlanta residence and his purchase price of that property plus any documented capital improvements. Temporary housing will be provided if needed for up to six months.

6.   TERMINATION OF EMPLOYMENT.

     a) TERMINATION BY FMC. Notwithstanding the provisions set forth in paragraph 2 above, this Agreement may be terminated by FMC for cause immediately upon notice to EMPLOYEE. FMC shall have cause for termination in the event of:

          1) A default by EMPLOYEE in the performance of any material provision of this Agreement, and such default continues for a period of thirty (30) days after written notice to EMPLOYEE from EMPLOYER stating the specific default, unless such default is cured to the satisfaction of EMPLOYER within such 30-day period, or if such failure cannot be cured within 30 days, EMPLOYEE has commenced a good faith effort to cure in which case EMPLOYER, within its sole discretion, may extend such period, in which case the notice of termination shall not be effective, and this Agreement shall not be terminated. No severance benefits are due to EMPLOYEE in the event he is terminated for cause.

          2)   EMPLOYEE'S death.

          3)   The final, unappealable conviction of EMPLOYEE of any felony.

          4) The disability of EMPLOYEE during his employment under this Agreement through any illness, injury, accident or condition of either a physical or psychological nature and, as a result in the opinion of a physician mutually agreeable to the parties is expected to be unable to perform substantially all of his duties and responsibilities hereunder for one hundred eighty



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               (180) consecutive calendar days during the year following the physician's examination of EMPLOYEE.

     b) TERMINATION BY EMPLOYEE. This Agreement may be terminated by the EMPLOYEE in the event of a breach by FMC of any of its obligations under this Agreement, provided EMPLOYEE gives FMC written notice specifying the manner in which he believes FMC has breached this Agreement, and FMC has 30 days from receipt of such notice to cure such breach, or in the case of other than a non-payment of money breach, if such breach cannot be cured within 30 days, to commence a good faith effort to cure.

     c) PAYMENT UPON TERMINATION. In the event this Agreement expires or is terminated for any reason, EMPLOYEE shall be entitled to receive all accrued but unpaid annual base salary and bonus compensation earned by EMPLOYEE to the date of termination (all such bonus amounts shall be deemed earned on a pro rata basis for the portion of the year EMPLOYEE is employed by FMC prior to termination). In addition, if FMC terminates this Agreement for any reason other than a reason set forth in Section 6(a) or if the Agreement expires or if EMPLOYEE terminates this Agreement pursuant to
     Section 6(b), EMPLOYEE shall also receive (i) Salary and benefits continuation for a period of two (2) years following termination of employment. Employee may elect to receive Salary Continuation as a lump sum payment but will forego benefits.

9. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee acknowledges that during the term of employment with EMPLOYER, he will have access to and become acquainted with Confidential Information of the EMPLOYER. Confidential Information means all information related to the present or planned business of FMC that has not been released publicly by authorized representatives of FMC, and shall include but not be limited to, trade secrets and know-how, inventions, marketing and sales programs, employee, customer, patient and supplier information, information from patient medical records, financial data, pricing information, regulatory approval and reimbursement strategies, data, operations and clinical manuals.

     EMPLOYEE agrees not to use or disclose, directly or indirectly, any Confidential Information of FMC at any time and in any manner, except as required in the course of his employment with FMC or with the express written authority of FMC.

     EMPLOYEE understands that his non-disclosure obligations will continue for 10 years following the termination of his employment.

     All documents and equipment relating to the business of FMC, whether prepared by EMPLOYEE or otherwise coming into EMPLOYEE'S possession, are the exclusive property of FMC, and must not be removed from the premises of FMC except as required in the course of employment. Any such documents and equipment must be returned to FMC when EMPLOYEE leaves the employment of FMC.

10. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.

11. NOTICES. All notices hereunder shall be in writing and shall be deemed to be given when sent by certified mail to either party at the address of such party set forth above or at such other address as shall have been designated by written notice by such party to the other party.

13. GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.



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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.


FRESENIUS MEDICAL CARE - NORTH AMERICA



By       /s/ Ben Lipps                              /s/ Jerry A. Schneider
         -------------                              ----------------------
         BEN J. LIPPS                               JERRY A. SCHNEIDER

Its:     Chief Executive Officer
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